                                                                  Exhibit 11

                                  [LETTERHEAD]
                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
EquiTrust Money Market Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights" and "General Information - Reports to Shareholders" in the Prospectus for EquiTrust Money Market Fund, Inc. in Part A and
"Other Information - Independent Auditors" in Part B and to the incorporation by reference of our report dated August 28, 1998 on the financial statements of EquiTrust Money Market Fund, Inc. in Post Effective Amendment No. 18
to Form N-1A Registration Statement under the Securities Act of 1933
(No. 2-70162) and related Prospectus of EquiTrust Money Market Fund, Inc.

                                    /s/ Ernst & Young LLP

Des Moines, Iowa
November 24, 1998